SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934.

Filed by the Registrant	[X]

Filed by Party other than the Registrant	[ ]

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[ ]	Definitive Information Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TEXEN OIL & GAS, INC.
 (Exact name of Registrant as specified in its charter.)

Commission File number 000-33193

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	3.	Filing Party:
	4.	Date Filed:

TEXEN OIL & GAS, INC.
10603 Grant Road
Suite 209
Houston, Texas 77070

INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed or otherwise furnished to stockholders of TEXEN OIL & GAS, INC., a Nevada corporation (the "Company") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of the Company's common stock of a proposal (the "Proposal") to approve an amendment (the "Amendment") to the Articles of Incorporation to increase the authorized capital from 100,000,000 shares of common stock, par value $0.00001 per share to 300,000,000 shares of common stock, par value $0.00001 per share.

The Board of Directors believes that it is advisable in the best interests of the Company to increase its authorized capital since it has nearly issued all of its authorized shares of common stock.

This information statement is being first sent to stockholders on or about May 4, 2004. The Company anticipates that the amendment will become effective on or about May 25, 2004, twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

The proposed amendment requires the approval of a majority of the outstanding shares of common stock. Each holder of common stock is entitled to one (1) vote for each share held. The record date for the purpose of determining the number of shares outstanding and for determining stockholders entitled to vote, is the close of business on April 20, 2004 (the "Record Date"), the day in which the Board of Directors of the Company adopted the resolution setting forth and recommending the Amendment to the Articles of Incorporation. As of the record date, the Company had eighty-nine million, seven hundred sixty-seven thousand, six hundred and forty-three (89,767,643) shares of common stock issued and outstanding. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the common stock is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89120. Its telephone number is (702) 361-3033.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of common stock of the Company. The Form 10-KSB for the year ending June 30, 2003 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference. The Company is presently current in the filing of all reports required to be filed by it.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable this action to change in the authorized capital of the Company.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by the Company.

Security Ownership of Certain Beneficial Owner and Management

The following sets forth as of April 21, 2004 person owning more than 5% of the common stock of the Company:

	Name and address of	Amount and nature of	Percent of
Title of Class	beneficial owner	ownership	class

Common Stock	Tatiana Golovina	57,927,714	64.53%
	181 Kensington High Street
	London, W86SH
	United Kingdom

TOTAL		57,927,714	64.53%

The following sets forth as of April 21, 2004, all shares of common stock owned by all directors and nominees, each executive officer, and directors and executive officers as a group.

		Amount of
Name of		direct ownership	Percent of
beneficial owner	Position with Company	of common stock	class

Tatiana Golovina	President, Principal Executive Officer, Principal	57,927,714	64.53%
	Financial Officer and Secretary/Treasurer

Mike Simms	Vice President	-0-	0.00%

All officers and
directors as a group
(2 persons)		57,927,714	64.53%

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL

The Board of Directors has determined that it would be in the best interest of the Company to increase its authorized capital from 100,000,000 shares of common stock, $0.00001 par value per share to 300,000,000 shares of common stock, $0.00001 par value per share.

Reasons for the Proposal

The Company currently has issued and outstanding 89,767,643 share of its common stock. Its authorized capital consists of 100,000,000 shares of common stock $0.00001 par value per share. That leaves 10,232,357 shares of common stock available for issuance at this time. The Company believes that it will need additional shares of common stock available for issuance in the future and believes that it is prudent at this time to increase the Company's authorized capital.

To do so, a majority of the issued and outstanding shares of common stock must approve of the amendment to the articles of incorporation.

Vote Obtained

The following individual owns the number of shares and percentages set forth opposite her name:

	Shares	Percentage of
Name of Beneficial Owner	Direct Owner	Ownership

Tatiana Golovina	57,927,714	64.53%

Total	57,927,714	64.53%

On April 20, 2004, the foregoing person executed a written consent approving the amendment to increase the Company's authorized capital to 300,000,000 shares of common stock, $0.00001 par value per share.

Certain Matters Related to the Proposal

The amendment to the articles of incorporation will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this information statement is mailed to the Company's shareholders.

Interest of Certain Persons in Favor of or in Opposition to Increasing the Authorized Capital

No officer or director will receive any direct or indirect benefit from the Company's proposed increase in its authorized capital. No officer or director or any person has notified the Company that it intends to oppose the Company's increase in authorized capital.

By Order of the Board of Directors

/s/ Tatiana Golovina Tatiana Golovina, sole member of the Board of Directors